As filed with the Securities and Exchange Commission on November 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Onto Innovation Inc.
(Exact name of registrant as specified in its charter)
Delaware	94-2276314
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
16 Jonspin Road, Wilmington, Massachusetts 01887
(Address of principal executive offices) (Zip code) Onto Innovation Nonqualified Deferred Compensation Plan (Full title of the plan)

Yoon Ah E. Oh

Senior Vice President, General Counsel and Corporate Secretary
Onto Innovation Inc.

16 Jonspin Road

Wilmington, MA 01887

(978) 253-6200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Scott Warren Goodman

Gretchen Blauvelt-Marquez

Day Pitney LLP

8 Sylvan Way

Parsippany, NJ 07054

(973) 966-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company, “and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Onto Innovation Inc. (the “Registrant”) as plan sponsor to register up to $25,000,000 of general unsecured obligations to pay deferred compensation in the future in accordance with the terms of the Onto Innovation Nonqualified Deferred Compensation Plan, to be effective January 1, 2026 (the “Plan”). This Registration Statement registers cash-settled deferred compensation obligations of the Registrant under the Plan. Shares of the Registrant's common stock deliverable in respect of deferred performance share units and restricted stock units were previously registered on a Registration Statement on Form S-8 (Registration No. 333-238492) relating to the Onto Innovation Inc. 2020 Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”) (excluding any portions of such documents deemed to be “furnished” and not “filed” pursuant to applicable securities laws and regulations):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 28, 2024, filed with the SEC on February 25, 2025;

(b)

Portions of the Registrant’s definitive proxy statement on Schedule 14A, filed with the SEC on April 9, 2025, that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 28, 2024;

(c)

The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 29, 2025, filed with the SEC on May 8, 2025, June 28, 2025, filed with the SEC on August 7, 2025, and September 27, 2025, filed with the SEC on November 6, 2025; and

(d)

The Registrant’s Current Reports on Form 8-K filed with the SEC on April 1, 2025, May 21, 2025, June 12, 2025 (as amended on July 11, 2025), June 16, 2025, June 30, 2025, October 10, 2025, November 17, 2025 and November 21, 2025.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (if the modified or superseded statement is in an earlier filed document) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no document or portion thereof, or exhibit to a document, that is “furnished” to the SEC, including under Item 2.02 or 7.01 of Form 8-K, prior to, on or subsequent to the date hereof, shall be incorporated herein by reference.

Item 4. Description of Securities.

This Registration Statement registers cash-settled deferred compensation obligations of the Registrant under the Plan. These securities represent contractual obligations to pay deferred compensation in the future to participants in accordance with the terms of the Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Participation in the Plan is limited to those employees and non-employee directors of the Registrant who are designated by the Registrant as eligible to participate.

An employee participant in the Plan may elect to defer into the Plan up to seventy-five percent (75%) of the employee’s annual base salary and up to 100% of the employee’s annual bonus, performance share units and restricted stock units. A non-employee director participant may elect to defer into the Plan up to 100% of the director’s annual retainer, meeting fees and restricted stock units. Participant contributions will be fully vested at all times. At its sole discretion, the Registrant may credit participant accounts with contributions from the Registrant, which will also vest immediately. The amount credited to each participant’s account will be adjusted for hypothetical investment earnings, expenses, gains or losses in an amount equal to the earnings, expenses, gains or losses attributable to the investment options selected by the participant from among the investment options designated for this purpose by the Registrant. Plan distributions with respect to participant contributions will be made in a lump sum or annual installments over two to five years at such time as elected by the participant, or in a lump sum or annual installments over two to ten years following the participant’s separation from service with the Registrant, as elected by the Participant in accordance with the terms of the Plan. Plan distributions with respect to Registrant contributions will be made in a lump sum or annual installments over two to ten years following the participant’s separation from service with the Registrant, as elected by the participant in accordance with the terms of the Plan.

The obligations of the Registrant under the Plan represent at all times an unfunded and unsecured promise to pay money in the future. Such obligations will be general unsecured obligations of the Registrant and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant and will be effectively subordinated to any secured obligations of the Registrant. The Registrant is not required to establish or maintain any fund or trust to provide for the payment of deferred compensation obligations. Any amounts set aside to defray the obligations of the Registrant under the Plan will remain the general, unpledged, unrestricted assets of the Registrant.

Neither a participant nor a participant’s beneficiary will have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which such participant or beneficiary may expect to receive, contingently or otherwise, under the Plan, except the right to designate a beneficiary to receive death benefits provided under the Plan.

The Registrant, by action of the Board of Directors, reserves the right to amend the Plan at any time, except that no amendment may directly or indirectly deprive any current or former participant or beneficiary of all or any portion of such participant’s or beneficiary’s account that had accrued and vested prior to the amendment. The Registrant also retains the discretion to terminate the Plan in accordance with the terms of the Plan and Section 409A.

The total amount of the deferred compensation obligations of the Registrant under the Plan is not determinable because the amount will vary depending upon the level of participation by eligible participants and the amounts of their compensation. The duration of the Plan is indefinite (subject to the right of the Registrant to terminate the Plan).

No trustee has been appointed having authority to take action with respect to the deferred compensation obligations of the Registrant under the Plan. Each participant is responsible for acting independently with respect to the giving of notices, responding to any requests for consents, waivers or amendments pertaining to such deferred compensation obligations, and taking action upon default. The deferred compensation obligations are not convertible into any other security of the Registrant.

The foregoing summary is qualified in its entirety by reference to the full text of the Plan and the related adoption agreement, which are included as Exhibits 4.3 and 4.4 to this Registration Statement, respectively, and incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) (a “covered person”) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the covered person if the covered person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the covered person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a covered person against expenses (including attorneys’ fees) actually and reasonably incurred by the covered person if the covered person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the covered person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, the covered person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding to which the director or officer was a party by virtue of the fact that the director or officer is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any covered person against any liability asserted against the covered person, and incurred by the covered person in any such capacity, or arising out of the covered person’s status as such, whether or not the corporation would otherwise have the power to indemnify the covered person under Section 145.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws each provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, each director or officer of the Registrant who is or was made a party, threatened to be made a party, or otherwise involved in any action, suit or proceeding, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director, officer employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection therewith. The Registrant’s amended and restated bylaws further provide that such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

The Registrant is currently party to indemnification agreements with certain of the Registrant’s directors and executive officers (the “Indemnitees”). Such indemnification agreements provide, among other things, that, subject to the limitations of such agreements, to the fullest extent permitted by Delaware law, the Registrant shall indemnify an Indemnitee who was or is a party to or witness, affiant or deponent in or is threatened to be made a party to or witness, affiant or deponent in any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative, legislative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution (and including any appeal of any of the foregoing) by reason of the Indemnitee’s service for the Registrant or any subsidiary or affiliate of the Registrant as a director, officer, employee, attorney, trustee, manager, member, partner, consultant, member of an entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise) or other agent or fiduciary of the Registrant or a subsidiary or affiliate of the Registrant, or by reason of anything done or not done, or any act or omission, by the Indemnitee in any such capacity. Where indemnification in accordance with the indemnification agreements is unavailable to an Indemnitee, the indemnification agreements also provide for the Registrant to contribute to the payment of the Indemnitees’ losses to the fullest extent permitted by law. The indemnification agreements also provide for, among other things, advancement of expenses. From time to time in the future, the Registrant may enter into indemnification agreements with additional Indemnitees.

The Registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers and covers the Registrant for reimbursement of payments to the directors and officers in respect of such liabilities and expenses.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•
for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•
under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•
for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended restated certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation of Onto Innovation Inc., dated October 25, 2019, incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on October 28, 2019 (File No. 001-39110).

4.2

Amended and Restated Bylaws of Onto Innovation Inc., dated January 22, 2020, incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on January 27, 2020 (File No. 001-39110).

4.3	Onto Innovation Nonqualified Deferred Compensation Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed with the SEC on November 21, 2025 (File No. 001-39110).
4.4

Onto Innovation Nonqualified Deferred Compensation Plan Adoption Agreement, incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed with the SEC on November 21, 2025 (File No. 001-39110).

5.1+	Opinion of Day Pitney LLP, with respect to the legality of the securities being registered.
23.1+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2+	Consent of Day Pitney LLP (included in Exhibit 5.1 to this Registration Statement).
24.1+	Power of Attorney (included on the signature page to this Registration Statement).
107+	Calculation of Filing Fee Tables.

+ Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, Commonwealth of Massachusetts, on November 21, 2025.

Onto Innovation Inc.

Date:	November 21, 2025	By:	/s/ Yoon Ah Oh
Senior Vice President, General Counsel & Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Brian Roberts, Yoon Ah Oh, Eric French, Erik Bello, and Debora Tomlinson as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael P. Plisinski	Chief Executive Officer and Director	November 21, 2025
Michael P. Plisinski	(Principal Executive Officer)
/s/ Brian K. Roberts	Chief Financial Officer	November 21, 2025
Brian K. Roberts	(Principal Financial Officer and Principal Accounting Officer)
/s/ Stephen D. Kelley	Director	November 21, 2025
Stephen D. Kelley
/s/ Susan D. Lynch	Director	November 21, 2025
Susan D. Lynch
/s/ David B. Miller	Director	November 21, 2025
David B. Miller
/s/ Stephen S. Schwartz	Director	November 21, 2025
Stephen S. Schwartz
/s/ Christopher A. Seams	Director	November 21, 2025
Christopher A. Seams
/s/ May Su	Director	November 21, 2025
May Su